SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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XTO ENERGY INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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XTO ENERGY INC.

810 Houston Street

Fort Worth, Texas 76102

April 15, 2005

Dear Stockholder:

On behalf of the Board of Directors, I invite you to attend the Annual Meeting of Stockholders to be held in the Horizon Room on the Twelfth Floor of the Fort Worth Club Tower, 777 Taylor Street, Fort Worth, Texas, on Tuesday, May 17, 2005, at 10:00 a.m. local time.

Matters to be voted upon are listed in the accompanying Notice of Annual Meeting of Stockholders. Additionally, we will review the Company’s operating results for 2004 and our plans for the year ahead.

Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment to complete, date, sign and return the enclosed proxy card as soon as possible, or use Internet or telephone voting according to the instructions on the proxy card. If you plan to attend the meeting, you may revoke your proxy prior to or at the meeting and vote in person.

Sincerely,

Bob R. Simpson

Chairman of the Board and

Chief Executive Officer

XTO ENERGY INC.

810 Houston Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2005

To the Stockholders of XTO Energy Inc.:

The Annual Meeting of Stockholders of XTO Energy Inc. will be held on Tuesday, May 17, 2005, at 10:00 a.m. local time, in the Horizon Room on the Twelfth Floor of the Fort Worth Club Tower, 777 Taylor Street, Fort Worth, Texas, for the following purposes:

1.	To elect four directors; and

2.	To transact any other business that may properly come before the meeting or any adjournment thereof.

By resolution of the Board of Directors, only stockholders of record as of the close of business on Thursday, March 31, 2005, are entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment thereof.

XTO Energy’s Annual Report, including its Annual Report on Form 10-K for the year ended December 31, 2004 with financial statements, accompanies this Proxy Statement.

Your attention is directed to the Proxy Statement for further information about the matter to be considered.

You are cordially invited to attend the meeting. Whether or not you plan to be present, please complete, date, and sign the enclosed proxy card and return it promptly in the enclosed envelope, or vote through the Internet or telephone by following the voting procedures described on the proxy card. If you plan to attend the meeting, you may revoke your proxy prior to or at the meeting and vote in person.

By Order of the Board of Directors,

Virginia N. Anderson

Secretary

Fort Worth, Texas

April 15, 2005

Certain documents referred to in the Proxy Statement are available at www.xtoenergy.com. Please note that none of the information on our web site is incorporated by reference into this Proxy Statement.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 17, 2005

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of XTO Energy Inc. (“XTO Energy” or the “Company”) for the Annual Meeting of Stockholders (“Annual Meeting”) to be held on Tuesday, May 17, 2005, and any adjournment thereof. We will begin mailing this Proxy Statement and the accompanying proxy card to stockholders on or about April 15, 2005. The purpose of the Annual Meeting is to elect four directors and to transact any other business that may properly come before the meeting.

GENERAL MATTERS

Shares Outstanding and Voting Rights

All stockholders of record of the Company’s common stock (“Common Stock”) as of March 31, 2005 are entitled to notice of, and to vote at, the Annual Meeting. There were 347,580,520 shares of Common Stock issued and outstanding on that date. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Stockholders are not entitled to vote cumulatively for the election of directors or on any other matter.

The Board of Directors requests that you complete, date, sign, and return the enclosed proxy card promptly, or vote through the Internet or by telephone, whether or not you plan to attend the Annual Meeting. Please note that there are separate arrangements for voting if your shares are registered in the name of a broker, bank, or other record holder (“street name holders”). You should check the proxy card or voting instructions forwarded by your broker, bank, or other holder of record to see which options are available to you.

A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum. A proxy marked “withheld” or “abstain” on a matter will be considered to be represented at the Annual Meeting for purposes of a quorum, but will have the same effect as a vote “against” the matter. Shares registered in the names of brokers or other street name holders for which proxies are voted on some, but not all, matters will be counted as present for quorum purposes, but will have no effect on the matters on which they have not voted.

Whether you vote by mail, Internet, or telephone, your shares of Common Stock will be voted at the Annual Meeting in accordance with your instructions. If no specific voting instructions are designated, the shares will be voted as recommended by the Board of Directors.

You may revoke a proxy at any time before it is voted at the Annual Meeting. To revoke your proxy, you may submit another signed proxy card with a later date, vote through the Internet or by telephone on a later date, vote in person at the Annual Meeting, or send a written notice of revocation to the Secretary of the Company at its principal office, 810 Houston Street, Fort Worth, Texas 76102. If you are a street name holder and you vote by proxy, you may later revoke your proxy instruction by informing the holder of record in accordance with that entity’s procedures. To vote at the Annual Meeting, you must obtain a proxy, executed in your favor, from the broker or other holder of record and bring it to the Annual Meeting.

Cost of Solicitation

The Company will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy materials to beneficial owners of Common Stock. Solicitations will be made primarily by mail, but certain directors, officers, or other employees of the Company may solicit proxies in person, by telephone, or by other means. Such persons will not receive special compensation for their solicitation services. The Company has engaged Mellon Investor Services LLC to solicit proxies from brokers, banks, nominees, and other institutional holders for a fee of $7,500 plus reimbursement for all reasonable out-of-pocket expenses.

Item 1.    ELECTION OF DIRECTORS

In accordance with the Company’s Bylaws, the members of the Board of Directors are divided into three classes, in as equal number as possible, with staggered three-year terms. Generally, each director’s term of office continues until the third Annual Meeting of Stockholders following election to office and until a successor is duly elected and qualified. The current terms of Class I, Class II, and Class III directors expire at the Annual Meeting of Stockholders in 2006, 2007, and 2005, respectively. The Board of Directors also has discretion to elect one or more advisory directors to serve for a term established by the Board of Directors. Advisory directors attend meetings of the Board of Directors and meetings of committees on which they serve, but are not entitled to vote. The Board of Directors may remove an advisory director at any time, with or without cause.

Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has established that it will be composed of seven members. The Corporate Governance and Nominating Committee has recommended, and the Board of Directors has nominated, William H. Adams III, Keith A. Hutton, and Jack P. Randall for election as Class III directors, and Herbert D. Simons for election as a Class I director. Mr. Simons has been reclassified to a Class I director from a Class III director effective at the Annual Meeting. Each nominee has consented to serve for the nominated term. As Class III directors, Messrs. Adams, Hutton, and Randall will each serve for a three-year term continuing until the Annual Meeting of Stockholders in May 2008. As a Class I director, Mr. Simons will serve for a one-year term continuing until the Annual Meeting of Stockholders in May 2006. All four of the nominees are currently serving as directors of XTO Energy. Biographical information (including age as of April 1, 2005) follows for the director nominees, each director whose term in office will continue after the Annual Meeting, and each advisory director.

The persons named on the accompanying proxy card intend to vote in favor of the nominees. Should any nominee become unavailable for election, the proxies may be voted with discretionary authority for any substitute nominee recommended by the Board of Directors. Directors are elected by a majority of the votes of stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote.

If the nominees are elected, the Board of Directors will have seven directors, of which five are non-employee directors and two are executive officers. In addition, there are three advisory directors, of which one is a non-employee advisory director and two are executive officers. The biographies of the director nominees, continuing directors, and advisory directors follow.

NOMINEES FOR DIRECTOR

CLASS I	(Term to expire 2006)

Herbert D. Simons

Age 69. Mr. Simons has been a director of XTO Energy since 2000. He is an attorney specializing in federal income tax law and is presently of counsel with the law firm of Winstead Sechrest & Minick P.C. in Houston, Texas. Prior to that, he was an associate and partner from 1963 through 1999 in the law firm of Butler & Binion, L.L.P. Mr. Simons is a Certified Public Accountant, and he served as a member of the Rice University Accounting Council from 1981 until 1996.

CLASS III	(Term to expire 2008)

William H. Adams III

Age 46. Mr. Adams has been a director of XTO Energy since 2001. He is Executive Regional President of Texas Bank in Fort Worth, Texas. Prior to that, he was employed by Frost Bank from 1995 to 2001, where he most recently served as President of Frost Bank-South Arlington. He also served as Senior Vice President and Group Leader of Commercial/Energy Lending at Frost Bank.

Keith A. Hutton

Age 46. Mr. Hutton has served as a director of XTO Energy since April 3, 2005, and served as an advisory director from 2000 to April 2005. On April 3, 2005, he was promoted to President of the Company effective May 1, 2005. Mr. Hutton has been Executive Vice President-Operations or held similar positions with the Company since 1987. Prior to that, he was a Reservoir Engineer (1982-1987) with Sun Exploration & Production Company.

Jack P. Randall

Age 55. Mr. Randall has been a director of XTO Energy since 1997. He is Co-founder of Randall & Dewey Division of Jefferies & Company, Inc., an oil and gas transactions advisory and consulting business in Houston, Texas. In January 2005, Jefferies Group, Inc. acquired Randall & Dewey Partners, LP, a company Mr. Randall co-founded in 1989. Prior to that, he was with Amoco Production Company (1975-1989), where he was Manager of Acquisitions and Divestitures for seven years.

The Board of Directors recommends that stockholders vote FOR the director nominees.

DIRECTORS CONTINUING IN OFFICE

CLASS I	(Term expires 2006)

Phillip R. Kevil

Age 54. Mr. Kevil has been a director of XTO Energy since February 2004. He retired from the Company in 1997. He served as Vice President-Taxation or held similar positions with the Company and its predecessors from 1987 to 1997. Prior to that, he was Tax Manager (1979-1986) and Assistant Tax Manager (1975-1979) of Southland Royalty Company and was on the audit and tax staff of Arthur Andersen (1973-1975). Mr. Kevil is a Certified Public Accountant.

CLASS II	(Term expires 2007)

Scott G. Sherman

Age 71. Mr. Sherman has been a director of XTO Energy since 1990. He has been the sole owner of Sherman Enterprises, a personal investment firm in Fort Worth, Texas, for the past 15 years. Prior to that, he owned and operated Eaglemotive Industries, an automotive parts manufacturing company, for 18 years.

Bob R. Simpson

Age 56. Mr. Simpson has been a director of XTO Energy since 1990. He was a co-founder of the Company in 1986, has been Chairman since July 1, 1996, and has been Chief Executive Officer or held similar positions with the Company and its predecessors since 1986. Prior to that, he was Vice President of Finance and Corporate Development of Southland Royalty Company (1979-1986) and Tax Manager of Southland Royalty Company (1976-1979).

ADVISORY DIRECTORS

Lane G. Collins

Age 64. Dr. Collins has served as an advisory director of XTO Energy since 1998. He is a professor of accounting at Baylor University in Waco, Texas, where he has taught since 1978. Prior to that, he taught for five years at the University of Southern California, where he earned his doctorate in business administration.

Louis G. Baldwin

Age 55. Mr. Baldwin has served as an advisory director of XTO Energy since 2000. He has been Executive Vice President and Chief Financial Officer or held similar positions with the Company since 1986. Prior to that, he was Assistant Treasurer (1979-1986) and Financial Analyst (1976-1979) at Southland Royalty Company.

Vaughn O. Vennerberg II

Age 50. Mr. Vennerberg has served as an advisory director of XTO Energy since 2000. On April 3, 2005, he was promoted to Senior Executive Vice President and Chief of Staff effective May 1, 2005. Mr. Vennerberg has been Executive Vice President-Administration or held similar positions with the Company since 1987. Prior to that, he was employed (1979-1986) by Cotton Petroleum Corporation and Texaco Inc.

DIRECTORS’ COMPENSATION

Directors and advisory directors who are also employees of the Company receive no additional compensation for service on the Board of Directors. Each non-employee director receives an annual retainer, paid in four quarterly installments, totaling $100,000. Non-employee advisory directors receive an annual retainer, paid in four quarterly installments, totaling $50,000. Non-employee directors and advisory directors receive no additional meeting fees, but are reimbursed for travel expenses incurred in conjunction with their attendance at meetings of the Board of Directors and Board committees on which they serve.

During 2004, each non-employee director received an automatic annual grant under the Company’s 1998 Stock Incentive Plan of 3,333 shares that vested immediately, and each non-employee advisory director received an automatic annual grant of 1,666 shares that vested immediately. Upon the approval of the 2004 Stock Incentive Plan (the “2004 Plan”) by the stockholders at a special meeting held on November 16, 2004, the automatic annual grants of shares to non-employee directors and advisory directors ceased. Under the 2004 Plan, grants to directors of up to 26,667 shares may be made annually. Grants to directors are discretionary and must be approved by the Corporate Governance and Nominating Committee. Pursuant to this discretionary authority, in November 2004, each non-employee director was granted an option to purchase 16,000 shares, and each non-employee advisory director was granted an option to purchase 8,000 shares. In February 2005, each non-employee director and advisory director received a grant of 3,333 and 1,666 shares of Common Stock, respectively, under the 2004 Plan. All share amounts stated above have been adjusted for the March 15, 2005 four-for-three stock split.

Non-employee directors have the personal use of Company aircraft for up to six hours per year, and non-employee advisory directors have such use for up to three hours per year. They can carry unused hours forward to the following year, or can use up to two years of allotted hours beyond the current year. The Company imputes income to the non-employee directors and advisory directors for the personal use of Company aircraft in accordance with guidelines issued by the Internal Revenue Service. Non-employee directors and advisory directors also have use of Company office space, subject to availability. Additionally, the Company pays the expenses for all non-employee directors and advisory directors and their spouses or guests to attend the Company’s semi-annual management meetings and annual Company golf tournament.

Non-employee directors and advisory directors are eligible to participate in the Company’s retiree health plan. Under the plan, they can receive medical insurance from the Company at premiums to be determined by the Company from time to time if they have any combination of age and years of service that totals 60, with a minimum age of 45 and a minimum of five years of service on the Board of Directors. A non-employee director or advisory director does not have to retire from the Board of Directors to be eligible to receive medical benefits under this plan. Dependents of eligible non-employee directors and advisory directors may also participate in the plan at premiums determined by the Company from time to time. When a non-employee director or advisory director or dependent of such a director becomes eligible for insurance under a government-sponsored plan or is eligible for insurance under the plan of an employer, they are no longer eligible to participate in the retiree health plan. None of the non-employee directors or advisory directors or their dependents are currently receiving benefits under the plan.

During 2003, the Company adopted a long-term care insurance plan that provides for custodial care. Non-employee directors and advisory directors are eligible to participate in the plan. This insurance provides home health care, nursing home, and assisted living facility benefits. An eligible director may also purchase additional long-term care insurance for himself and for his spouse on the same terms and at the same premiums available to an employee or an employee’s spouse. During 2004, the Company paid an aggregate of $11,509 in premiums for this insurance on behalf of the five non-employee directors and one non-employee advisory director.

The Company has also adopted an Outside Directors Severance Plan. The plan provides that, in the event of a change in control of the Company, each non-employee director and advisory director will receive a payment equal to three times the annual cash retainer then in effect for such director. In addition, they will receive an amount equal to three times the number of shares most recently granted to the director or advisory director as part of their annual compensation multiplied by the closing price of the Common Stock on the day the change in control occurs. A “change in control” of the Company is deemed to have occurred only if: any person, or persons acting together as a group, shall become the direct or indirect beneficial owners of more than 25% of the Company’s voting shares; a merger or consolidation results in the Company’s stockholders holding less than 50% of the voting shares of the surviving entity; certain specified majority changes in the composition of the Board of Directors occur; or a plan or agreement is adopted, approved, or executed to dispose of all or substantially all of the Company’s assets or outstanding Common Stock.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held six meetings during 2004. The non-employee directors also held four executive sessions during 2004. Additionally, management frequently discusses matters with the directors on an informal basis. Directors also are invited to attend management conferences twice a year to hear presentations on the Company’s performance and future plans and have an opportunity to meet with management employees, security analysts, and commercial bankers. All directors and advisory directors attended at least 75 percent of the total number of meetings of the Board of Directors and the committees on which they served or, in the case of executive meetings, are eligible to attend.

The Company has three permanent committees of the Board of Directors. These committees are the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Each committee is governed by a charter that has been approved by the Board of Directors. The charters each provide that the committee be composed of at least three directors, that each director must be independent as that term is defined from time to time by the New York Stock Exchange and the Securities and Exchange Commission, and that each committee must conduct an annual evaluation of its performance. Each committee and director has the authority to consult with outside legal, accounting, and other advisors to assist in the performance of their duties as directors. The Company will reimburse any fees and expenses incurred.

The number of meetings held during 2004, current membership, and functions of the committees are described below:

Audit Committee (12 meetings)—Herbert D. Simons, Chairman, William H. Adams III, Phillip R. Kevil, Scott G. Sherman, and Lane G. Collins (advisory member). The primary functions of the Audit Committee are to select and retain an independent registered public accounting firm as the Company’s independent auditors, monitor internal accounting controls and financial reporting practices, review financial statements and related information, review and evaluate the performance, services, and fees of the independent auditors, pre-approve all audit and permitted non-audit services to be provided by the independent auditors, monitor the independence of the independent auditors, review the appointment and replacement of the persons responsible for the internal audit function, meet with and monitor the activities of the internal auditors, and produce a report for inclusion in the Company’s proxy statement. The Company’s independent auditors report directly to the Audit Committee. Additionally, the Audit Committee discusses with management the Company’s earnings releases, including the use of pro-forma or adjusted financial information that is not prepared in accordance with generally accepted accounting principles, and the information and earnings guidance provided to analysts and rating agencies. The Audit Committee also reviews and discusses quarterly reports from the independent auditors regarding critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles, and other material written communications between the independent auditors and management. The Audit Committee is also responsible for establishing and monitoring the procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters as well as for confidential, anonymous reporting by employees of questionable accounting or auditing matters.

The Board of Directors has determined that all of the members of the Audit Committee satisfy the additional independence criteria applicable to audit committee members under the current listing standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. Additionally, the Board of Directors has determined that Mr. Simons qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission. The Audit Committee is governed by a charter that was amended by the committee and the Board in March 2004. A copy of the charter can be found on the Company’s web site at www.xtoenergy.com.

Compensation Committee (7 meetings)—William H. Adams III, Chairman, Scott G. Sherman, Herbert D. Simons, and Lane G. Collins (advisory member). Phillip R. Kevil served on the Compensation Committee from February 17, 2004, until May 18, 2004. The primary functions of the Compensation Committee are to review and approve any corporate goals relevant to the compensation of the Chief Executive Officer and the President, to evaluate the performance and set the compensation for the Chief Executive Officer and the President, to review and approve the compensation and performance of other executive officers of the Company, to review and approve the terms of any employment and other contracts with executive officers, and to produce an annual report for inclusion in the Company’s proxy statement. The Compensation Committee also administers and interprets the Company’s stock incentive compensation plans and grants all awards to executive officers and other key employees under the plans. In April 2004, the Compensation Committee established an Executive Compensation Subcommittee to review and approve grants of performance shares and options to purchase Common Stock to any executive officer whose compensation might exceed $1 million in any year. The subcommittee consisted of Messrs. Adams, Sherman, and Simons, each of whom is an independent director as defined by the Internal Revenue Code and its regulations. In connection with the annual appointment of committee members, the subcommittee was dissolved in May 2004. The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans, including new plans and amendments to existing plans. It is also responsible for developing plans for managerial succession of the Company. The Compensation Committee is governed by a charter approved by the Board of Directors in November 2002, and amended by the committee and the Board in February 2005. A copy of the charter can be found on the Company’s web site at www.xtoenergy.com.

Corporate Governance and Nominating Committee (4 meetings)—William H. Adams III, Chairman, Scott G. Sherman, Herbert D. Simons, and Lane G. Collins (advisory member). The primary functions of the Corporate Governance and Nominating Committee are to recommend candidates to the Board of Directors as nominees for election at the Annual Meeting of Stockholders or to fill vacancies as they may occur between stockholder meetings, to develop and recommend to the Board of Directors a set of Corporate Governance Guidelines, and to review and reassess the adequacy of the Corporate Governance Guidelines annually and recommend any changes deemed appropriate. This committee is also responsible for conducting an annual performance evaluation of the Board of Directors and reviewing and recommending any changes to director compensation levels and practices, including recommending and administering awards to non-employee directors and advisory directors under the 2004 Plan. The Corporate Governance and Nominating Committee will also review candidates suggested for nomination by the stockholders. With respect to procedures for stockholders to suggest candidates for consideration by the committee for the 2006 Annual Meeting of Stockholders, see “Corporate Governance Matters—Nomination Process” below. The Corporate Governance and Nominating Committee is governed by a charter approved by the Board of Directors in November 2002, and amended by the committee and the Board in February 2005. A copy of the charter can be found on the Company’s web site at www.xtoenergy.com.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. The guidelines address areas such as the structure, responsibilities, qualifications, and functioning of the Board and its committees, as well as director compensation, orientation, and continuing education. The Corporate Governance and Nominating Committee reviews the guidelines at least annually to determine whether any changes are recommended. A copy of the guidelines, as amended by the Corporate Governance and Nominating Committee and the Board in February 2005, can be found on the Company’s web site at www.xtoenergy.com.

Directors’ Independence

The Corporate Governance Guidelines require that a majority of the voting directors on the Board of Directors be independent under the rules and regulations of the New York Stock Exchange and under the Categorical Standards of Directors’ Independence adopted by the Board. The Board of Directors, which is currently composed of seven voting members, has determined that Messrs. Adams, Kevil, Sherman, and Simons have no material relationship with the Company, either directly or indirectly, and are independent under the New York Stock Exchange rules and the Categorical Standards. The Board amended the Categorical Standards to reflect amendments adopted by the New York Stock Exchange in November 2004 regarding the definition of independence. All committees of the Board are composed of independent directors. A copy of the Company’s Categorical Standards of Directors’ Independence, as amended by the Corporate Governance and Nominating Committee and the Board in February 2005, is attached as Appendix A and can also be found on the Company’s web site at www.xtoenergy.com.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers and a Code of Business Conduct and Ethics for all directors, officers, and employees of the Company. A copy of each code can be found on the Company’s web site at www.xtoenergy.com. We will promptly disclose any amendments to, or waivers under, the codes with respect to executive officers and directors.

Nomination Process

The Corporate Governance and Nominating Committee reviews possible candidates for nomination to the Board of Directors and recommends candidates for nomination to the Board for approval. The committee and the Board have adopted Director Qualification Standards that describe specific traits, abilities, and experience the committee and the Board look for in determining candidates for election to the Board. Among the standards and qualifications the committee and the Board seek are individuals of high ethical character who share in the values of the Company. They also seek individuals with a variety of experience, including chief executive officers, entrepreneurs, independent business owners, licensed attorneys, and certified public accountants. Additionally, the Board is expected to have some members with specialized skills in the oil and gas exploration and development industry, including individuals with strong technical backgrounds. The Corporate Governance and Nominating Committee is responsible for assessing the appropriate mix of skills and characteristics required of directors in the context of the perceived needs of the Board at any given point in time and will review and update the criteria as deemed necessary. A copy of the Director Qualification Standards can be found on the Company’s web site at www.xtoenergy.com.

The Corporate Governance and Nominating Committee considers suggestions from many sources, including management, directors, and stockholders, regarding possible candidates for nomination to the Board of Directors. Any such suggestion by a stockholder for consideration by the committee for nomination as a candidate to be elected at an upcoming annual meeting of stockholders should be submitted to the committee within the same time frames required in the Bylaws for advance notice of a stockholder’s intention to nominate a candidate for director at the meeting. Any such suggestion should be sent to the Corporate Governance and Nominating Committee, c/o the President and the Secretary of the Company, at 810 Houston Street, Fort Worth, Texas 76102, together with the same information as that described in the Company’s Bylaws for direct stockholder nominations. The information should include the name and address of the stockholder suggesting the individual, the number of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the committee’s consideration, the information about the individual being suggested that would be required to be included in a proxy statement filed with the Securities and Exchange Commission, and an indication of the individual’s willingness to be named as a nominee and to serve as a director of the Company if nominated by the committee and the Board. For a complete description of the requirements, stockholders should contact the Secretary of the Company or refer to the Company’s Bylaws, a copy of which can be found on the Company’s web site at www.xtoenergy.com. With respect to the deadlines for stockholder suggestions to the committee of individuals to be considered by the committee for nomination as a candidate to be elected at the 2006 Annual Meeting of Stockholders, see “Submission of Stockholder Proposals and Other Deadlines for the 2006 Annual Meeting of Stockholders” below. Possible candidates who have been suggested by stockholders are evaluated by the Corporate Governance and Nominating Committee in the same manner as are other possible candidates. The committee has not retained a third-party search firm to identify candidates at this time, but may do so in the future in its discretion.

Since the 2004 Annual Meeting of Stockholders, the Board of Directors has elected Mr. Hutton to serve as a director. He was elected on April 3, 2005, following the retirement of Steffen E. Palko from the Board. Mr. Hutton was serving as an advisory director and as an executive officer at the time he was elected by the Board and is a nominee for election by the stockholders at the Annual Meeting.

Communications with the Board

Stockholders may communicate concerns to any specific director, Board committee, or to the full Board of Directors by sending letters addressed to the directors at XTO Energy Inc., 810 Houston Street, Fort Worth, Texas 76102. These communications will be handled in accordance with the procedures adopted by the Board and the Audit Committee. Under the procedures, the General Counsel initially receives all communications and immediately forwards to the directors all correspondence that deals with the functions of the Board or committees thereof or that needs the Board’s attention. The General Counsel provides the Board a summary of all correspondence received, and any director can request copies of any of the correspondence. Concerns related to accounting, internal controls, or auditing matters will be reported to the Company’s Audit Committee. Information on the procedures to communicate with directors and procedures to report accounting, auditing, or internal control concerns can be found on the Company’s web site at www.xtoenergy.com.

Director Attendance at Annual Meetings of Stockholders

It has been a longstanding practice of the Company for all directors to attend the Annual Meeting of Stockholders. All directors were in attendance at the last annual meeting and at the special meeting of stockholders in November 2004. The Board of Directors has formalized this practice in its Corporate Governance Guidelines by providing that directors and director nominees are expected to attend each annual meeting.

Executive Sessions

Non-employee directors meet in executive session without management present at least quarterly. The executive sessions are either held in conjunction with the quarterly meetings of the Board of Directors or as separate executive meetings. The Chairman of the Corporate Governance and Nominating Committee presides over executive sessions. The Corporate Governance Guidelines also provide that there will be at least one executive session each year with only independent non-employee directors present.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 31, 2005, beneficial ownership of Common Stock by directors, advisory directors, the executive officers named in the Summary Compensation Table, all directors, advisory directors, and executive officers as a group, and all persons who were known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock. All shares of Common Stock in the table and footnotes have been adjusted for the March 15, 2005 four-for-three stock split.

	Common Stock Beneficially Owned (a)
Name	Number of Shares (b)	Percent (c)
Directors and Executive Officers:

Bob R. Simpson (d)	11,415,570	3.25%
Steffen E. Palko (e)	4,455,408	1.27%
Keith A. Hutton	2,916,589	*
Vaughn O. Vennerberg II	2,264,451	*
Louis G. Baldwin	1,750,005	*
William H. Adams III (f)	71,650	*
Lane G. Collins (g)	76,574	*
Phillip R. Kevil (h)	77,370	*
Jack P. Randall	76,143	*
Scott G. Sherman (i)	495,459	*
Herbert D. Simons	547,151	*
Directors and executive officers as a group (12 persons) (j)	29,616,247	8.29%

Certain Beneficial Owners:
Wellington Management Company, LLP (k) 75 State Street Boston, MA 02109	19,096,132	5.49%

*	Less than 1%

(a)	Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(b)	The number of shares for directors and executive officers includes options granted under the Company’s 1998 Stock Incentive Plan and 2004 Stock Incentive Plan that are exercisable within 60 days of March 31, 2005, to acquire Common Stock (Mr. Simpson, 4,000,000; Mr. Palko, 2,133,333; Mr. Baldwin, 533,333; Mr. Hutton, 1,400,000; Mr. Vennerberg, 1,166,667; Mr. Adams, 16,000; Mr. Collins, 21,613; Mr. Kevil, 16,000; Mr. Randall, 43,229; Mr. Sherman, 43,229; Mr. Simons, 29,614; all directors and executive officers as a group, 9,548,217), and shares of Common Stock held in the Company’s 401(k) Plan over which they have sole investment power (Mr. Simpson, 152,618; Mr. Palko, 167,329; Mr. Baldwin, 160,496; Mr. Hutton, 40,607; Mr. Vennerberg, 16,135; other executive officers 104,793).

(c)	Computed as if all options exercisable within 60 days by such beneficial owner or the group had been exercised and the equivalent number of shares was issued and outstanding.

(d)	Includes 19,954 shares of Common Stock held in custodial accounts for his minor children. Excludes 26,666 shares of Common Stock owned by his spouse, as to which Mr. Simpson disclaims any beneficial ownership.

(e)	On April 3, 2005, Mr. Palko retired from the Board of Directors effective April 1, 2005 and as an executive officer effective May 1, 2005.

(f)	Includes 10,088 shares of Common Stock held in an IRA account for Mr. Adams.

(g)	Includes 8,056 shares of Common Stock held in an IRA account for Mr. Collins and 11,313 shares of Common Stock held in an IRA account for his spouse.

(h)	Includes 1,666 shares of Common Stock owned by his spouse.

(i)	Includes 419,177 shares of Common Stock owned by the Scott Sherman Family Limited Partnership.

(j)	Includes 4,682,706 additional shares of Common Stock held in the Company’s 401(k) Plan as of March 31, 2005, as to which certain executive officers may be deemed to have beneficial ownership due to their collective authority to direct the vote of the shares held in participant accounts.

(k)	Number of shares owned is as last reported on Schedule 13G dated February 14, 2005, reporting ownership as of December 31, 2004. Wellington Management Company, LLP, as an investment advisor, has the shared power to vote 16,222,698 shares and shared power to dispose of 19,096,132 shares.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors (the “Committee”) is currently composed of three non-employee independent directors. Messrs. Adams, Sherman, and Simons served on the Committee throughout 2004. Mr. Kevil, a former officer of the Company who retired in 1997, served on the Committee from February 17, 2004 until May 18, 2004. Mr. Collins served as an advisory member of the Committee throughout 2004. The Committee reviews the Company’s executive compensation programs, approves salary and bonuses paid to the executive officers, grants all equity based incentive awards to executive officers, and makes all policy decisions regarding the interpretation and administration of the Company’s stock incentive plans for employees. The overall policy of the executive compensation program is to attract, retain, and reward executives of high integrity who are capable of leading the Company in achieving its business objectives and strategies in a highly competitive industry. The policy also is designed to encourage an entrepreneurial culture and recognizes that the Bob R. Simpson and Steffen E. Palko are co-founders of the Company.

The Company’s compensation strategy has been to pay competitive base salaries and bonuses and to use performance-based equity compensation as a significant component of overall employee compensation. The Committee has chosen to utilize equity compensation plans to compensate executive officers rather than implementing defined benefit plans, supplemental compensation or retirement plans, or deferred compensation plans that are not necessarily aligned with stockholders’ interests. The Company’s compensation program consists of annual compensation and long-term incentive compensation. We also provide certain perquisites for executives. This report submitted by the Committee describes the application of the policy to the Committee’s decisions concerning executive compensation for 2004.

Annual Compensation

Annual compensation consists of base salary and bonus. Each year, the Committee reviews a survey of comparative annual cash compensation data for a broad group of domestic oil and gas companies obtained from public filings. The compensation data is sorted based on various performance measures. Companies in these surveys include many of the companies in the Dow Jones US Exploration & Production Index (known as the Dow Jones Oil—Secondary Index until February 2004), the industry index used by the Company in its Performance Graph, as well as other companies with which the Company competes for executive talent. The Committee believes the data covers the Company’s most direct competition for executive talent.

Individual executive compensation is then determined by the Committee based upon the individual’s responsibilities and performance, as well as the Company’s performance. In determining appropriate cash compensation levels, the Committee subjectively and quantitatively analyzes the individual’s performance, the performance of the Company for the year, or such longer-term performance as the Committee deems appropriate, and the individual’s contribution to that performance. The Committee does not use predetermined performance criteria.

Bonuses, primarily determined by individual performance, increase as a percentage of base salary as the level of responsibility and impact on Company performance increases, and constitute a substantial portion of each executive officer’s cash compensation. Bonuses are generally paid twice a year to executive officers and are determined by subjective and quantitative analysis of both corporate and individual performance, rather than using a predetermined formula or establishing predetermined maximum bonuses. The Committee believes bonuses should be used to reflect individual performance, comparative performance, and Company performance. Specific factors considered in setting bonus levels include the Company’s operational and financial results, success of the Company’s acquisition and development programs, including significant proved reserve increases, effective management of the Company’s capital structure, increased operating cash flow, production increases, and total stockholder returns. The Committee also considers the executive’s level and scope of responsibility and experience and the compensation practices of competitors for executives with similar responsibility.

The Committee believes it is appropriate to recognize extraordinary performance by an executive officer that has substantially benefited the Company, its employees, and stockholders through the use of special bonuses in addition to semi-annual bonuses. Special bonuses are only paid in exceptional circumstances involving substantial benefit to the Company.

Long-Term Incentive Compensation

Historically, the Committee has emphasized performance-based compensation, and relied heavily upon equity-based incentives, including stock options and performance shares, to compensate the executive officers of the Company. The Committee believes that equity-based incentives encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. The Committee has tied long-term incentives for executive officers to expected appreciation of stock value, with the number of options and performance shares granted tied to the value of anticipated appreciation. The Company has not expensed options, but the Committee has historically relied more on the use of performance shares that were expensed at the time of vesting.

In September 2004, the Committee announced that it intended to restructure the Company’s equity incentive program to discontinue the use of performance shares for the executive officers named in the Summary Compensation Table this year, and to provide that all future grants to the named executive officers would be in the form of options or other stock appreciation shares. Another goal of the restructuring was to expand the equity incentive program to a larger group of key employees within the Company. The Committee worked with independent compensation consultants to help design the 2004 Stock Incentive Plan (the “2004 Plan”) that was approved by stockholders at a special meeting on November 16, 2004. Prior to this restructuring, it had been the practice of the Committee to grant performance shares to the executive officers named in the Summary Compensation Table that vested upon the achievement of specified Common Stock price targets. Upon the achievement of these targets, new performance shares were granted with vesting to occur at specified incremental increases in the price of the Common Stock. Initially, a total of 100,000 performance shares were granted to the named executive officers with vesting to occur when the stock price increased $2.50. After adjusting for stock splits in June 2001, March 2003 and March 2004, the named executive officers received a total of 250,000 performance shares for every $1.00 increment in the Common Stock price. During 2004, and prior to the adoption of the 2004 Plan, the Company began granting cash-equivalent, or phantom, performance shares to named executive officers in lieu of performance shares with vesting to occur in the same increments. Vested cash-equivalent performance shares were payable solely in cash in an amount equal to the fair market value of the underlying Common Stock upon vesting. The Committee believes that the change in the equity incentive program for executive officers to use options or other stock appreciation shares establishes an even greater alignment of interests with the stockholders and more closely follows the historic practice of the Company’s peers. The Committee intends to continue the practice of tying the vesting of most options or other stock appreciation awards granted to executive officers to the performance of the Common Stock, or other performance criteria. Most awards under the 2004 Plan that are not subject to performance-based criteria will have a minimum three-year vesting period.

In connection with this restructuring of the equity incentive program, the Corporate Governance and Nominating Committee established stock ownership guidelines for the named executive officers. Each executive is expected to own a number of shares of Common Stock with a value that is a multiple of the executive’s base salary. For the Chief Executive Officer and President, the base salary multiple is eight, and for each of the Executive Vice Presidents, the base salary multiple is six.

Equity-based incentives awarded to executive officers are based on the Committee’s subjective evaluation of the executive officer’s ability to influence the Company’s long-term growth and profitability and to reward outstanding individual performance and contributions to the Company. The Committee has the discretion under certain circumstances to authorize the Company to purchase vested performance shares or shares acquired upon the exercise of options from an executive officer or other participants in the 2004 Plan and 1998 Stock Incentive Plan (the “1998 Plan”).

Perquisites

The executive officers also receive perquisites that we believe are reasonable, competitive, and consistent with the Company’s executive compensation program. These perquisites include the payment of a monthly car allowance, vehicle maintenance, registration and insurance, financial consulting and tax preparation services, home security systems, club dues, and personal use of Company tickets to sporting and other events. Executive officers also have use of Company aircraft for personal travel. The Chief Executive Officer can use Company aircraft for up to twenty hours of personal use per year, the President for up to fifteen hours and Executive Vice Presidents for up to ten hours. Executive officers can carry unused hours forward to the following year, or can use up to two years of allotted hours beyond the current year.

Tax Deduction Limitation for Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for annual compensation paid to executive officers named in the Summary Compensation Table to $1,000,000, unless the compensation satisfies the requirements for performance-based compensation. In April 2004, the Compensation Committee established an Executive Compensation Subcommittee to review and approve grants of performance shares and options to purchase Common Stock to any executive officer whose compensation might exceed $1,000,000 in any year. The subcommittee consisted of Messrs. Adams, Sherman, and Simons, who are independent directors as defined by the Internal Revenue Code and its regulations. In connection with the annual appointment of the Committee members in May 2004, the subcommittee was dissolved. Stock options and performance shares granted under the Company’s 1998 Plan have generally been entitled to the full tax deductions available because the compensation has been considered performance-based and not applied against the $1,000,000 limit. The 2004 Plan approved by the stockholders at a special meeting on November 16, 2004 is also designed to preserve the deductibility of certain performance-based compensation under Section 162(m). While the Committee intends to monitor compensation paid to the Company’s executive officers in light of the provisions of Section 162(m), the Committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal income tax purposes, and the Committee is not limited to paying compensation under plans that are exempt under Section 162(m). During 2004, compensation paid to Messrs. Simpson, Palko, Baldwin, Hutton and Vennerberg exceeded the maximum deductible amount.

Compensation of the Chief Executive Officer and President

The Committee sets the cash compensation of Messrs. Simpson and Palko, subject to the minimum salaries that have been set by employment contracts approved by the Committee and the Board of Directors, as described under “Employment and Severance Agreements” below. During 2004, the base salaries of Messrs. Simpson and Palko were $861,120 and $618,930, respectively, and for 2005 were increased to $1,000,000 and $650,000, respectively. In 2004, Messrs. Simpson and Palko received regular cash bonuses of $7,500,000 and $2,250,000, respectively, and special cash bonuses of $8,000,000 and $1,000,000, respectively. The special bonuses were paid to recognize the performance in negotiating during the first two quarters of 2004 the exceptional acquisitions of approximately $1.3 billion in producing properties.

As adjusted for the March 15, 2005 four-for-three stock split, Messrs. Simpson and Palko were granted options to purchase 4,000,000 and 2,133,333 shares of Common Stock, respectively, during 2004. Also during 2004, Mr. Simpson received four grants for a total of 600,000 performance shares and four grants for a total of 600,000 cash-equivalent performance shares, and Mr. Palko received six grants for a total of 499,998 performance shares and two grants for a total of 166,666 cash-equivalent performance shares, as adjusted for the March 15, 2005 four-for-three stock split. All of the grants of performance shares and cash-equivalent performance shares to Messrs. Simpson and Palko vested during 2004 when the Common Stock price reached specified levels.

The Compensation Committee applied the policies described above, that are applicable to all executive officers, to determine the annual and long-term incentive compensation for Messrs. Simpson and Palko. In applying these policies, the Committee considered the continued record-setting performance of the Company in several categories and the long-term strategic leadership provided by Messrs. Simpson and Palko, co-founders of the Company. The Committee noted their success in identifying and completing $1.9 billion in strategic producing property acquisitions and the profitable growth trends which continued to lead the Company’s sector of the oil and gas industry. During the year, Messrs. Simpson and Palko guided the Company to increase proved reserves by 40% to a record level and to replace 551% of production volumes. They also positioned the Company to continue to achieve above-average production and reserve growth rates in future years.

The Committee also noted that these significant accomplishments helped increase the stock price by 56% in 2004, which followed a 53% increase during 2003 and a 41% increase in 2002, and helped the Company gain about $3.3 billion in market value during 2004, excluding the effects of Common Stock offerings. XTO Energy’s return to stockholders continues to substantially exceed the total return of the S&P 500 Index and the Dow Jones US Exploration & Production Index (known as the Dow Jones Oil—Secondary Index until February 2004) as shown on the Performance Graph on page 14. This performance also resulted in the Company being ranked the best performing company in the Dow Jones US Exploration & Production Index for the past five- and ten- year periods and being ranked third among the top 1000 best performing publicly traded companies over a five-year period ending in December 2004 by The Wall Street Journal. Additionally, the Company was rated the best managed oil and gas company in the Forbes’ rankings of the best managed companies in America based on five-year annualized returns to stockholders. During 2004, the Company’s outstanding performance was recognized by the addition of XTO Energy to the S&P 500 Index of companies and the upgrade of the Company’s credit rating to investment grade by both Moody’s and Standard & Poor’s. As of December 31, 2004, the Common Stock price had increased 2,196%, since the Company’s initial public offering in 1993. The Committee recognized the long-term contributions of Messrs. Simpson and Palko to creating this success that has delivered extraordinary returns to the Company’s stockholders.

On April 3, 2005, the Board of Directors accepted the retirement of Mr. Palko from the Board effective April 1, 2005, and as President effective May 1, 2005. The Compensation Committee approved, and recommended that the Board of Directors approve, a Consulting and Non-Competition Agreement with Mr. Palko. The Committee desired to acknowledge Mr. Palko’s contributions to the Company as a co-founder and his many years of devoted service, and to further the interests of the Company and its stockholders. The Committee concluded it was in the best interests of the Company and its stockholders to enter into the agreement to retain Mr. Palko’s expertise in oil and gas operations, ensure that Mr. Palko would not compete against the Company, and protect confidential information of the Company.

Under the agreement, Mr. Palko has agreed to non-competition and non-solicitation restrictions that extend until November 1, 2006 and has provided a standard release of claims, including claims and benefits under his employment agreement, his agreement for the grant of performance shares relating to a change in control, and the Company’s management group severance plan. Mr. Palko also agreed to protect confidential information of the Company. To assist the Company in the transition, Mr. Palko agreed to provide consulting services to the Company for eighteen months. In exchange, the Company agreed to pay Mr. Palko a bonus of $4 million dollars (which included an accrued bonus of approximately $700,000) plus a payment of $2 million in consideration of the covenant not to compete, both of which are payable in two equal installments on May 1, 2005 and November 1, 2006. The Company will also pay Mr. Palko $65,000 per month for his consulting services and for office space and other expenses for a period of eighteen months, subject to termination by either party on thirty days’ notice. Mr. Palko is guaranteed payments for nine months under the consulting agreement unless he either terminates or breaches the agreement earlier. He is also eligible to receive retiree health care benefits under the Company’s retiree health care program. The covenant not to compete covers the United States and prohibits Mr. Palko from serving on the board of a competitor without the prior consent of the Company. Additionally, Mr. Palko’s employment agreement and agreement for grant of performance shares relating to change in control were terminated.

Compensation Committee

William H. Adams III—Chairman

Scott G. Sherman

Herbert D. Simons

PERFORMANCE GRAPH

Common Stock of the Company began trading publicly on May 12, 1993. The following graph compares the cumulative total stockholder return on the Common Stock against the total return of the S&P 500 Index and the Dow Jones US Exploration & Production Index (known as the Dow Jones Oil—Secondary Index until February 2004) for the period of December 31, 1999 to December 31, 2004. The graph assumes that $100 was invested in Common Stock and each index on December 31, 1999 and that all dividends were reinvested.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
XTO ENERGY INC.	100.00	460.31	436.51	617.29	962.15	1509.15
S & P 500	100.00	90.89	80.09	62.39	80.29	89.02
DOW JONES US EXPLORATION & PRODUCTION	100.00	159.71	146.63	149.81	196.34	278.55

EXECUTIVE COMPENSATION

The table below provides a summary of compensation during the last three completed fiscal years for the Chief Executive Officer and the four other most highly compensated executive officers. All shares of Common Stock and Common Stock prices in the Summary Compensation Table and the related footnotes have been adjusted for the March 15, 2005 four-for-three stock split.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(a)	Restricted Stock Awards ($) (b)	Securities Underlying Options (#) (c)	All Other Compensation ($)(d)
Bob R. Simpson Chairman of the Board and Chief Executive Officer	2004 2003 2002	872,693 834,427 802,667	15,500,000 5,000,000 3,316,500	— — —	24,253,500 22,993,428 8,629,025	4,000,000 827,333 0	27,994 25,427 23,284
Steffen E. Palko (e) Vice Chairman and President	2004 2003 2002	621,519 599,744 576,917	3,250,000 1,700,000 1,137,469	— — —	13,474,113 12,760,600 3,482,063	2,133,333 457,333 0	22,080 21,080 20,080
Keith A. Hutton (f) Director and Executive Vice President—Operations	2004 2003 2002	434,263 417,213 401,333	1,750,000 850,000 572,980	— — —	6,467,600 6,984,288 2,034,440	1,400,000 269,333 0	13,000 12,000 11,000
Vaughn O. Vennerberg II (g) Executive Vice President—Administration	2004 2003 2002	378,678 365,062 351,167	1,600,000 650,000 435,985	— — —	5,389,613 5,758,712 1,597,200	1,166,667 228,667 0	13,000 12,000 11,000
Louis G. Baldwin Executive Vice President and Chief Financial Officer	2004 2003 2002	324,010 312,910 301,000	950,000 450,000 353,325	— — —	4,311,787 4,540,360 1,148,610	533,333 175,333 0	13,000 12,000 11,000

(a)	Amounts do not include perquisites and other personal benefits, securities, or property, because the total annual amount of such compensation did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive. Perquisites include the payment of a car allowance, vehicle maintenance, registration and insurance, financial consulting and tax preparation services, home security systems, club dues, personal use of Company tickets to sporting and other events, and the personal use of Company aircraft. The personal use of Company aircraft is calculated in accordance with Internal Revenue Service imputed income guidelines.

(b)	The values of the Restricted Stock Awards that are presented in the table represent the value of performance shares and cash-equivalent, or phantom, performance shares payable solely in cash granted during the applicable year and are based on the value of the Common Stock as of the date awarded. As of December 31, 2004, there were no performance shares or cash-equivalent performance shares outstanding. Quarterly dividends are paid to holders of performance shares and dividend equivalents are paid to holder of cash-equivalent performance shares at the same rate as dividends on Common Stock. All performance shares granted in 2004 were made pursuant to the 1998 Stock Incentive Plan. All cash-equivalent performance shares were granted by the Compensation Committee.

The Restricted Stock Awards for 2004 represent the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted on February 27, 2004, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $18.65 on March 2, 2004; the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted on March 2, 2004, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $19.40 on March 2, 2004; the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted on March 2, 2004, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $20.15 on April 13, 2004; the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted on April 14, 2004, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $20.90 on April 19, 2004; the value of 150,000 cash equivalent performance shares granted on April 23, 2004, to Mr. Simpson, which vested when the stock price first traded at or above $21.65 on June 18, 2004; the value of 83,333, 26,667, 40,000, and 33,333 performance shares granted on April 23, 2004, to Messrs. Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $21.65 on June 18, 2004; the value of 150,000 cash-equivalent performance shares granted on June 18, 2004, to Mr. Simpson, which vested when the stock price first traded at or above $22.40 on June 23, 2004; the value of 83,333, 26,667, 40,000, and 33,333 performance shares granted on June 18, 2004, to Messrs. Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $22.40 on June 23, 2004; the value of 150,000, 83,333, 26,667, 40,000, and 33,333 cash-equivalent performance shares granted on June 24, 2004, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $23.15 on July 8, 2004; and the value of 150,000, 83,333, 26,667, 40,000, and 33,333 cash-equivalent performance shares granted on July 8, 2004, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $23.90 on September 24, 2004.

The Restricted Stock Awards for 2003 represent the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted on April 21, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $12.75 on May 27, 2003; the value of 5,000, 10,000, and 6,667 performance shares granted on May 20, 2003, to Messrs. Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $13.20 on June 2, 2003; the value of 5,000, 10,000, and 6,667 performance shares granted on May 20, 2003, to Messrs. Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $14.40 on November 3, 2003; the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted on May 27, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $13.50 on October 8, 2003; the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted on October, 8, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $14.15 on October 29, 2003; the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted on October 30, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $14.90 on November 13, 2003; the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted on November 14, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $15.65 on December 2, 2003; the value of 89,959, 49,751, 24,084, 39,292, and 31,541 performance shares granted November 18, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $16.50 on December 4, 2003; the value of 89,959, 49,751, 24,084, 39,292, and 31,541 performance shares granted November 18, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $18.00 on February 27, 2004; the value of 89,959, 49,751,19,084, 29,292, and 24,875 performance shares granted November 18, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $19.50 on March 2, 2004; the value of 89,959, 49,751, 19,084, 29,292, and 24,875 performance shares granted November 18, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $21.00 on April 19, 2004; the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted December 3, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $16.40 on December 4, 2003; the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted December 5, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $17.15 on December 29, 2003; and the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted December 30, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $17.90 on February 26, 2004.

The Restricted Stock Awards for 2002 represent the value of 222,221, 55,555, 13,333, 35,555, and 26,667 performance shares granted on February 26, 2002, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $9.00 on March 7, 2002; the value of 222,221, 41,667,11,111, 26,667, and 20,000 performance shares granted on May 21, 2002, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $9.90 on October 17, 2002; the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted on October 15, 2002, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $10.50 on October 30, 2002; the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted on October 30, 2002, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $11.25 on December 3, 2002; the value of 4,445, 11,112, and 6,667 performance shares granted on November 19, 2002, to Messrs. Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $11.25 on December 3, 2002; the value of 4,445, 11,112, and 6,667 performance shares granted on November 19, 2002, to Messrs. Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $12.38 on May 20, 2003; and the value of 150,000, 83,333, 26,667, 40,000, and 33,333 performance shares granted on December 3, 2002, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $12.00 on April 17, 2003.

(c)	Securities Underlying Options represent options to purchase shares of Common Stock.

(d)	All Other Compensation for 2004 represents Company contributions to the Company’s 401(k) Plan for each named officer of $13,000, and life insurance premiums for Messrs. Simpson and Palko of $14,994 and $9,080, respectively.

(e)	On April 3, 2005, Mr. Palko retired as a director effective April 1, 2005 and retired as an executive officer effective May 1, 2005.

(f)	On April 3, 2005, Mr. Hutton was elected to the Board of Directors and was promoted to President of the Company effective May 1, 2005.

(g)	On April 3, 2005, Mr. Vennerberg was promoted to Senior Executive Vice President and Chief of Staff of the Company effective May 1, 2005.

Stock Incentive Plans

The Company adopted the 2004 Plan and the 1998 Stock Incentive Plan (the “1998 Plan”) to provide incentives for officers, other key employees, and non-employee directors and advisory directors. These were the only incentive plans the Company had during 2004. Both plans were approved by the stockholders. The 2004 Plan replaced the 1998 Plan, and no further options or other awards will be granted under the 1998 Plan.

Shown in the tables below are option grants made during 2004 to acquire Common Stock, option exercises during 2004, and option values as of December 31, 2004, for officers named in the Summary Compensation Table. The number of securities underlying options granted, the exercise prices, number of shares of Common Stock acquired on exercise, and the vesting prices have been adjusted for the March 15, 2005 four-for-three stock split.

Common Stock Option Grants in Fiscal 2004—Individual Grants

Name	Number of Securities Underlying Options Granted (a)	Percentage of Total Options Granted to Employees in 2004	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value (b)
Bob R. Simpson	805,733	5%	24.581	09/28/14	4,610,565
	3,194,267	19.7%	24.919	11/16/11	16,877,229
Steffen E. Palko (c)	445,333	2.7%	24.581	09/28/14	2,548,284
	1,688,000	10.4%	24.919	11/16/11	8,918,717
Keith A. Hutton	262,267	1.6%	24.581	09/28/14	1,500,744
	1,137,733	7.0%	24.919	11/16/11	6,011,326
Vaughn O. Vennerberg II	222,667	1.4%	24.581	09/28/14	1,274,145
	944,000	5.8%	24.919	11/16/11	4,987,718
Louis B. Baldwin	162,666	1.0%	24.581	09/28/14	930,807
	370,667	2.3%	24.919	11/16/11	1,958,456

(a)	Options with an expiration date of September 28, 2014 were granted on September 28, 2004 under the 1998 Plan and vest the earlier of one-third on the first, second and third anniversaries of the grant date, or in increments of one-half when the Common Stock trades at or above $26.25 and $27.75. These options vested in increments of one-half on October 21, 2004 and February 2, 2005, when the Common Stock traded at or above $26.25 and $27.75, respectively. Options with an expiration date of November 16, 2011 were granted on November 16, 2004 under the 2004 Plan and vest the earlier of one-third on the first, second, and third anniversaries of the grant date, or in increments of one-half when the Common Stock closes at or above $28.125 and $31.875. These options vested in increments of one-half on February 9, 2005 and February 22, 2005, when the Common Stock closed at or above $28.125 and $31.875, respectively.

(b)	Calculated in accordance with the Black-Scholes option pricing model. For options with an expiration date of September 28, 2014, the assumptions used in the pricing model are: expected volatility, 28.2781%; expected dividend yield, 0.1524%; expected option life, three years; and risk-free rate of return, 3.3540%. For options with an expiration date of November 16, 2011, the assumptions used in the pricing model are: expected volatility, 25.9773%; expected dividend yield, 0.6088%; expected option life, three years; and risk-free rate of return, 3.5520%.

(c)	Mr. Palko is retiring as an executive officer effective May 1, 2005. As a result of his retirement, his options with an original expiration date of September 28, 2014 will expire on August 1, 2005, and the options with an original expiration date of November 16, 2011 will expire on May 1, 2006, reducing the grant date present value of the options to $1,258,021 and $7,149,862, respectively.

Option Exercises in Fiscal 2004 and Option Values at Fiscal Year-End 2004

Name	Common Stock Acquired on Exercise	Value Realized ($)	Number of Shares of Common Stock Underlying Unexercised Stock Options at 12/31/04 (#)(a)		Value of Unexercised In-the-Money Common Stock Options at 12/31/04 ($)(a)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bob R. Simpson	827,333	7,812,716	0	4,000,000	0	6,736,337
Steffen E. Palko	457,333	4,318,713	0	2,133,333	0	3,597,989
Keith A. Hutton	269,333	2,543,382	0	1,400,000	0	2,351,047
Vaughn O. Vennerberg II	228,667	2,159,357	0	1,166,667	0	1,960,595
Louis G. Baldwin	175,333	1,655,717	0	533,333	0	916,847

(a)	All options became exercisable as of February 22, 2005.

Equity Compensation Plan Information as of December 31, 2004

The following table summarizes information as of December 31, 2004 relating to the Company’s equity compensation plans, under which grants of stock options, performance shares, and other rights to acquire shares of Common Stock may be granted from time to time. All share numbers and per share prices in the table and footnotes have been adjusted for the March 15, 2005 four-for-three stock split.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	19,319,822	$22.16	9,744,147
Equity compensation plans not approved by security holders	—	—	—

Total	19,319,822	$22.16	9,744,147

(1)	Column (a) does not include 797,533 performance shares that were unvested at December 31, 2004. The unvested performance shares are included in outstanding shares of Common Stock at December 31, 2004, and have already been deducted from the number of shares available for future issuance under the Company’s equity compensation plans.

EMPLOYMENT AND SEVERANCE AGREEMENTS

In February 1995, the Company entered into an employment agreement with Mr. Simpson effective March 31, 1995 and ending on December 31, 1995, which automatically continued from year to year thereafter. In May 2000, the Company and Mr. Simpson entered into an Amended and Restated Employment Agreement effective May 17, 2000 and ending December 31, 2000, which automatically continues year to year thereafter unless terminated by either party upon thirty days’ written notice prior to each December 31. The amended employment agreement incorporates certain provisions from the Severance Plans described below.

Pursuant to the amended agreement, Mr. Simpson receives an annual base salary of at least $625,000. The Compensation Committee of the Board of Directors has authority to pay a base salary in excess of the minimum base salary in the agreement and, in November 2004, authorized a salary of $1,000,000. The agreement provides that Mr. Simpson is entitled to participate in any incentive compensation program established by the Company for its executive officers in a manner approved by the Compensation Committee. He also receives a minimum of $2,000,000 of life insurance, participates in the group medical and disability insurance plans of the Company and receives a minimum of $1,600 per month for an automobile allowance, plus reimbursement for fuel, maintenance, registration, and insurance costs for an automobile. The automobile allowance was increased to $2,500 per month in November 2004. The agreement is subject to early termination upon the death or disability of Mr. Simpson or for cause. If the agreement is terminated because of death or disability, he is entitled to receive the full severance benefits described below. If the agreement is terminated for cause, or by Mr. Simpson without good reason, as defined in the agreement, the Company is not required to make additional payments.

The employment agreement provides that Mr. Simpson may terminate employment for “good reason,” which means: a substantial change in his title, status, position or responsibilities, failure to reelect him to the same or similar office, reduction of or failure to provide typical increases in annual base salary following a change in control of the Company, relocation to an office over 25 miles from his office just prior to the proposed relocation, breach of the agreement by the Company, or failure to maintain his level of participation in the compensation and benefit plans of the Company. If Mr. Simpson terminates employment for good reason, or if the Company terminates him without cause, or a Change in Control (as defined below) occurs, Mr. Simpson is entitled to a lump-sum payment of three times his most recent annual compensation. Such compensation includes annual management incentive compensation and planned level of annual perquisites, but generally excludes benefits received pursuant to the Company’s stock incentive plans. Any special bonus or any amounts required to be designated as a bonus in the proxy statement under the rules and regulations of the Securities and Exchange Commission will be treated as a bonus in the calculation of any severance to be paid under the agreement. In addition, Mr. Simpson becomes fully vested in all options and performance shares granted under the Company’s stock incentive plans upon any such termination. He will also receive 18 months of medical, vision, and dental benefits and ownership of any vehicles, club memberships, and life insurance policies then being provided. The agreement further provides that if Mr. Simpson is subject to the 20% parachute excise tax, then the Company will pay him under the agreement an additional amount to “gross-up” the payment so that he receives the full amount due under the terms of the agreement after payment of the excise tax. The Internal Revenue Code defines a parachute payment as any severance payment, contingent upon a Change in Control, the aggregate present value of which is in excess of three times the employee’s average annual compensation over the past five years.

A “Change in Control” of the Company under the employment agreement and Severance Plans (as defined below) is deemed to have occurred only if: any person, or persons acting together as a group, shall become the direct or indirect beneficial owners of more than 25% of the Company’s voting securities; a merger or consolidation results in the Company’s stockholders holding less than 50% of the voting shares of the surviving entity; certain specified majority changes in the composition of the Board of Directors occur; or a plan or agreement is adopted, approved, or executed to dispose of all or substantially all of the assets of the Company or outstanding Common Stock.

Mr. Palko had an employment agreement containing the same terms and conditions as Mr. Simpson’s agreement, but provided for a minimum salary of $450,000. His salary was increased to $650,000 and his monthly automobile allowance was increased to $2,500 by the Compensation Committee in November 2004. Mr. Palko’s employment agreement was terminated effective April 1, 2005 in connection with his retirement from the Company. The Company entered into a Consulting and Non-Competition Agreement with him that was approved by the Compensation Committee and Board of Directors on April 3, 2005. The payments he will receive under this agreement are described below.

In June 1997, the Board of Directors approved severance protection plans (“Severance Plans”) for the executive officers and other officers and key employees of the Company. In February 2000, the Board amended the Severance Plans. Under the terms of the Severance Plans, as amended, executive officers are entitled to receive a severance payment if they are employed by the Company after 45 days following a Change in Control or if they are earlier terminated other than for cause. The Severance Plans will not apply to any executive officer who is terminated for cause or by an executive officer’s own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the Severance Plans, the Chief Executive Officer and President will receive three times their annual salary and bonus and all other executive officers will receive two and one-half times their annual salary and bonus. All executive officers will also receive 18 months of medical, vision, and dental benefits. Any special bonus or any amounts that would be required to be designated as a bonus in the proxy statement or otherwise under the rules and regulations of the Securities and Exchange Commission will be treated as a bonus in the calculation of any severance to be paid under the Severance Plans.

The Severance Plans also provide that, if executive officers are subject to the 20% parachute excise tax, then the Company will pay the executive officer under the Severance Plan an additional amount to “gross up” the payment so that the executive officer will receive the full amount due under the terms of the Severance Plan after payment of the excise tax. Also, all stock options, performance shares and other awards granted under any existing stock incentive plan will become vested.

Mr. Simpson, who has severance benefits under his employment agreement as described above, may elect, within ten days after his termination of employment, to receive severance benefits provided under the Severance Plans in lieu of, but not in addition to, the severance benefits under his employment agreement. Mr. Palko’s right to participate in the Severance Plans was terminated in connection with his retirement from the Company as described below.

In February 2001, the Board of Directors approved an agreement with each executive officer named in the Summary Compensation Table under which the executive officer, if employed by the Company on the date of a Change in Control, would have received a grant of performance shares immediately prior to the Change in Control. These agreements were amended by the Board in May 2001. Under the agreements, as amended, and after adjusting all numbers for stock splits in June 2001, March 2003, and March 2004, Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg would have received 112,500, 62,000, 20,000, 30,000, and 25,000 performance shares, respectively, for every $1.00 increment in the closing price of the Common Stock above $12.00 on the date of the Change in Control. The number of performance shares granted under each agreement would have been reduced by the number of performance shares awarded to the executive between the date of the agreement and the date of the Change in Control that had not been forfeited prior to or on the date of the Change in Control, unless otherwise provided by the Board of Directors or Compensation Committee. Additionally, the agreements provided that Messrs. Baldwin, Hutton, and Vennerberg would receive 50,000, 187,500, and 150,000 performance shares, respectively, immediately prior to a Change in Control, without regard to the price of the Common Stock and without reduction for any performance shares granted after the date of the agreement, but prior to the Change in Control. The performance shares would have been granted under the 1998 Plan or any successor plan and would have vested on the date of the Change in Control.

In September 2004, the Committee announced that it intended to restructure the Company’s equity incentive program to discontinue the use of performance shares for the named executive officers and to provide that all future grants to the named executives would be in the form of options or other stock appreciation shares. As a result, in October 2004, the Committee amended the Change in Control performance share grant agreements to delete the provisions regarding the grant of performance shares for every $1.00 increment in the price of the Common Stock and to provide that, immediately prior to a Change in Control, Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg will receive a lump-sum cash payment equal to the value of 666,667, 366,667, 66,667, 300,000, and 266,667 shares of Common Stock, respectively, as adjusted for the March 15, 2005 four-for-three stock split, on the date of the Change in Control. The individual grants of performance shares to Messrs. Baldwin, Hutton, and Vennerberg, regardless of the price of the Common Stock upon a Change in Control, have been revised to provide that such payment will be in cash and not in shares of Common Stock and, as adjusted for the March 15, 2005 stock split, total 66,667, 250,000 and 200,000, respectively. All amounts to be granted under these agreements will be adjusted for any future stock splits or other extraordinary transactions. If the executive officers are subject to the 20% parachute excise tax, the Company will pay the executive officer an additional amount to “gross up” the payment so that the executive officer will receive the full amount due under the terms of the amended Change in Control grant agreement after payment of the excise tax. Mr. Palko’s rights under his change in control grant agreement were terminated in connection with his retirement from the Company as described below.

On April 4, 2005, the Company announced the retirement of Mr. Palko as a director of the Company, which was accepted by the Board of Directors on April 3, 2005 effective April 1, 2005, and his retirement as President of the Company effective May 1, 2005. In connection with his retirement, and in recognition that Mr. Palko was a co-founder of the Company with many years of devoted service, the Company entered into a Consulting and Non-Competition Agreement with Mr. Palko dated April 1, 2005, that was approved by the Compensation Committee and Board of Directors on April 3, 2005, pursuant to which Mr. Palko (i) retired as a director and an officer; (ii) agreed to non-competition and non-solicitation restrictions that extend until November 1, 2006; (iii) provided a standard release of claims, including claims and benefits under his Amended and Restated Employment Agreement with the Company and his Restated Agreement for Grant of Performance Shares (relating to change in control), both of which agreements were terminated, and the Severance Plans; (iv) agreed to protect confidential information of the Company; and (v) agreed to provide consulting services to the Company for eighteen months, which is cancelable by either party. In exchange for these agreements, the Company agreed to pay Mr. Palko a bonus of $4 million dollars (which included an accrued bonus of $700,000) plus a payment of $2 million in consideration of the covenant not to compete, both of which are payable in two equal installments on May 1, 2005 and November 1, 2006. Additionally, the Company agreed to pay Mr. Palko $65,000 per month for consulting services and for office space and other expenses for a period of eighteen months, subject to termination by either party on thirty days’ notice. Mr. Palko is guaranteed payments for nine months under the consulting agreement unless he either terminates or breaches the agreement earlier. He is also eligible to receive retiree health care benefits under the Company’s retiree health care program. The covenant not to compete covers the United States and prohibits Mr. Palko from serving on the board of a competitor without the prior consent of the Company.

RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

Mr. Randall, a director of the Company, was a co-founder and director of Randall & Dewey Partners, LP. The Company, following approval by the Board of Directors in accordance with Delaware General Corporation Law, entered into an agreement with Randall & Dewey to establish fees the Company would pay Randall & Dewey for advisory and consulting services it provided in connection with acquisitions and other strategic transactions by the Company. The agreement was effective from November 2003 through December 2004 and applied to an expected maximum of $800 million in transactions by the Company. Under the agreement, the Company agreed to pay Randall & Dewey a transaction fee of $250,000 on the first transaction closed, plus a transaction fee equal to 0.75% for the first $800 million in transactions. For transactions in excess of $800 million during 2004, the Board of Directors separately approved payment to Randall & Dewey of a transaction fee of 0.55%. During 2004, the Company paid Randall & Dewey $8.8 million. Additionally, during 2004, Randall & Dewey represented several sellers of properties to the Company totaling $186 million, for which Randall & Dewey received transaction fees of approximately $1.84 million from the sellers. Randall & Dewey Partners, LP was acquired by Jefferies Group, Inc. in January 2005. The company now operates as Randall & Dewey Division of Jefferies & Company Inc. We expect that Randall & Dewey Division of Jefferies & Company Inc. will provide services to the Company in 2005.

In August 2004, the Company entered into an exchange agreement with three companies that are either wholly owned or majority owned by David L. Simpson and April S. McKnight, adult children of Bob R. Simpson, Chairman of the Board and Chief Executive Officer, and one of which was partially owned by Mr. Simpson’s brother, Ken Simpson. Under the agreement, the Company transferred to the three companies a total of $37.8 million of oil and gas properties acquired by the Company in August 2004 from Chevron U.S.A. Inc. (“ChevronTexaco”) and other miscellaneous properties acquired in 2003, in exchange for 19,000 net contiguous acres in the Company’s new core operating area, the Barnett Shale of North Texas, and $25.4 million in cash or other consideration. In connection with this exchange, the Company also granted these companies an option to purchase other properties included in the ChevronTexaco acquisition at the allocated value. On March 1, 2005, these companies purchased the option properties for an adjusted purchase price of $11.5 million. The purchase price paid for the properties equaled the value the Company allocated to the properties when they were acquired by the Company, with adjustments for certain expenditures by the Company between the date acquired and the date they were sold. The properties transferred were considered nonstrategic and most of the properties transferred had been previously identified for disposition at the time of the acquisition from ChevronTexaco. The Company’s internal engineers provided an evaluation of the transaction, and the Company obtained a fairness opinion from Lehman Brothers Inc. regarding the fairness to the Company of the consideration being received for the properties. The Audit Committee and the Board of Directors were informed of the interest of Mr. Simpson’s children and brother in the transaction, and they reviewed the fairness opinion prior to approving the transaction in accordance with Delaware General Corporation Law.

Mr. Steffen Palko’s son, Erich Palko, is an employee of XTO Energy with the title of Manager, Reservoir Development, Mid-Continent. In 2004, he was paid annual compensation in excess of $60,000. Erich Palko is not an officer of the Company and did not report directly to Mr. Steffen Palko.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current or former employee currently serves on the Compensation Committee. In February 2004, Phillip R. Kevil was elected to the Board of Directors and appointed to the Compensation Committee. He served on the Compensation Committee until May 2004. He was a Vice President of the Company until 1997, when he retired. None of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Company’s Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors, and 10% stockholders file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of the reports must be provided to the Company. To the Company’s knowledge, based solely on the information furnished to the Company and written representations from executive officers and directors, the Company believes that all applicable Section 16(a) filing requirements with respect to the Common Stock were complied with during and for the year ended December 31, 2004, for all executive officers and directors.

OTHER MATTERS

Withdrawn Stockholder Proposal

The Nathan Cummings Foundation and the Amalgamated Bank LongView MidCap 400 Index Fund notified the Company that they intended to present a stockholder proposal for action by the stockholders at the Annual Meeting. The proposal addressed concerns about global warming and requested that stockholders approve a resolution requesting that a committee of independent directors of the Board of Directors assess how the Company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other greenhouse gas emissions and report to stockholders (at reasonable cost and omitting proprietary information) by September 1, 2005. They believed the Company should assess and disclose to stockholders all pertinent information about the Company’s response to climate change.

In response to the proposal, the Board of Directors has directed management to form a Climate Change Committee composed of employees representing a variety of disciplines within the Company. This committee is designed to address greenhouse gas emission issues, including assisting management in monitoring the science of climate change and making recommendations to help develop emission reduction programs. Additionally, the committee is evaluating, and will be implementing, a program to measure emissions at Company-operated facilities to obtain baseline information. Baseline information will be posted on the Company’s website when available and updated annually.

The Company is also a partner in the Natural Gas STAR Program, a voluntary greenhouse gas emission reduction program for the upstream oil and gas industry, which is administered through the Environmental Protection Agency on behalf of the President’s Global Climate Change Initiative. Through this program, the Company is helping to formulate a plan for the reduction of methane emissions from current operations.

The Company intends to continue to participate in voluntary programs that address greenhouse gas emissions. Because the Company is actively addressing the issues raised in this proposal, the proponents agreed to withdraw their proposal.

Independent Auditors and Auditor Fees

The Audit Committee retained KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditor in 2004. Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement at the meeting should they desire to do so.

During 2004 and 2003, the Company incurred the following fees with KPMG:

	2004	2003
Audit fees (a)	$1,119,276	$434,303
Audit-related fees (b)	84,195	13,000
Tax fees (c)	25,743	7,500
All other	—	—

Total	$1,229,214	$454,803

(a)	Audit fees includes fees for the audit of the Company’s annual financial statements included in the Company’s Form 10-K and review of financial statements included in the Form 10-Q; audit of the Company’s internal control over financial reporting; attestation of management’s report on the effectiveness of internal controls over financial reporting; and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Fees related to the audit of the Company’s internal control over financial reporting and attestation of management’s report on the effectiveness of internal controls over financial reporting total $515,000.

(b)	Audit-related fees relate to financial audits of employee benefit plans, audits of acquired businesses and assistance with Section 404 internal control reporting requirements.

(c)	Tax fees in 2004 includes $18,243 for assistance with tax audits and $7,500 for state tax returns. Tax fees in 2003 relate to assistance with state tax returns.

The Audit Committee must give prior approval to all services KPMG LLP provides to the Company. This includes any audit, audit-related, and tax services or, to the extent permitted by law, non-audit services. The Audit Committee has delegated to its Chairman authority to approve any increases in fees previously approved or new services requested, provided the Chairman presents any approval so given to the Audit Committee at its next scheduled meeting. All audit, audit-related, and tax services rendered by KPMG LLP in 2004 were approved by the Audit Committee or its Chairman.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The Company’s independent registered public accounting firm (“auditor”) is responsible for performing an independent audit of the Company’s financial statements.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the auditors the Company’s audited financial statements for the fiscal year ended December 31, 2004. The Audit Committee also has discussed with the auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has considered the compatibility of the provision of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to in the above paragraph, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee

Herbert D. Simons—Chairman

William H. Adams III

Phillip R. Kevil

Scott G. Sherman

OTHER BUSINESS

The Board of Directors does not know of any business to be presented for consideration at the Annual Meeting other than those matters described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, however, it is intended that the persons named in the accompanying proxy will vote on those matters in accordance with their best judgment.

Submission of Stockholder Proposals and Other Deadlines for the 2006 Annual Meeting of Stockholders

Stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in the Company’s proxy statement and accompanying proxy card for the Company’s 2006 Annual Meeting of Stockholders must be received at the Company’s principal executive offices in Fort Worth, Texas, on or before December 16, 2005, and must meet the requirements of Rule 14a-8.

In addition, a stockholder desiring to raise a matter at the 2006 Annual Meeting of Stockholders, where the stockholder has not sought inclusion of the matter in the proxy statement and accompanying proxy card relating to such meeting pursuant to Rule 14a-8, must comply with the advance notice provisions in the Company’s Bylaws. Such provisions require that written notice of an intention to raise a matter at an annual meeting of stockholders must be received by the Secretary of the Company not less than 90 days, nor more than 120 days, before the anniversary date of the immediately preceding annual meeting of stockholders. For the 2006 Annual Meeting of Stockholders, notice should be received no earlier than January 17, 2006, and no later than February 16, 2006. If notice is received after February 16, 2006, the Board of Directors may exercise discretionary voting authority with respect to the matter if raised at the Annual Meeting, without including any discussion of it in the proxy statement. The Company also reserves the right to reject, rule out of order, or take other appropriate action with respect to any matter raised at a stockholders’ meeting that did not comply with the requirements described above or other applicable requirements. A stockholder who desires to raise such matters should contact the Secretary of the Company for the specific requirements prescribed by the Bylaws or refer to the copy of the Bylaws available on the Company’s web site at www.xtoenergy.com.

A stockholder desiring to nominate an individual for election as a director at the 2006 Annual Meeting of Stockholders must comply with the advance notice provisions in the Company’s Bylaws. The Bylaws require that written notice to nominate a director be received by the Board of Directors, with a copy to the President and Secretary of the Company, not later than 120 days in advance of the annual meeting date. For the 2006 Annual Meeting of Stockholders, notice of intent to nominate a director at the Annual Meeting must be received by January 16, 2006. A stockholder desiring to suggest an individual for consideration by the Corporate Governance and Nominating Committee as a possible candidate for election as a director at the 2006 Annual Meeting of Stockholders should submit the suggestion to the Committee, c/o the President and Secretary, by January 16, 2006. For a description of some of the requirements for suggesting an individual for consideration by the Corporate Governance and Nominating Committee for election as a director, see “Corporate Governance Matters—Nomination Process.” For a complete description of the Bylaw requirements, contact the Secretary of the Company, or refer to the copy of the Bylaws available on the Company’s web site at www.xtoenergy.com.

Annual Report Including Form 10-K

The Company’s 2004 Annual Report, including the Annual Report on Form 10-K for the year ended December 31, 2004 with audited financial statements, accompanies this Proxy Statement. Additional copies of the Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders upon written request to: Investor Relations, XTO Energy Inc., 810 Houston Street, Fort Worth, Texas 76102.

By Order of the Board of Directors,

Virginia N. Anderson

Secretary

Fort Worth, Texas

April 15, 2005

Appendix A

XTO ENERGY INC.

Categorical Standards of Directors’ Independence

It is a policy of the Board of Directors that a majority of the voting directors be independent of the Company. The Board of Directors will not include the non-voting advisory directors in determining whether a majority of the directors are independent. For a director to be deemed independent, the Board of Directors must affirmatively determine that the director has no material relationship with the Company or any member of the senior management of the Company or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of the Company’s stockholders.

A director who at all times during the previous three years (unless another time period is indicated), has met all of the following categorical standards shall be presumed to be “independent”:

•	The Company has not employed the director, and has not employed any of his or her immediate family members as an executive officer. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•	Neither the director, nor any of his or her immediate family members, has received more than $100,000 during any twelve-month period within the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or interim Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

•	The director has not been employed by, or a partner of, the Company’s internal or external auditors, nor are any of his or her immediate family members currently employed as a partner of such a firm or currently participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice or were within the last three years (but are no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

•	Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by or affiliated with a significant supplier or customer of the Company. For the purposes of this categorical standard, a supplier or customer shall be considered significant if its sales to, or purchases from, the Company represent during any year the greater of (a) $1 million or (b) more than 2% of such other company’s consolidated gross revenues.

•	Neither the director, nor any of his or her immediate family members, has received more than $50,000 under personal services contracts with the Company, its Chairman, Chief Executive Officer or other executive officers, or any affiliate of the Company.

•	Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which the Company gives directly, or indirectly through the provision of services, more than $500,000 per annum or 2% of the total annual donations received by the foundation, university or other non-profit organization (whichever is less).

A-1

•	Neither the director, nor any of his or her immediate family members, either directly or indirectly as a partner, shareholder, or officer of another company, owns more than 10% of the Company’s common stock.

•	Neither the director, nor any of his or her immediate family members, has been employed as an executive officer of a lender that is considered a significant lender of the Company. For the purposes of this categorical standard, a lender shall be considered significant if the credit extended is more than 10% of the consolidated assets of the Company.

For purposes of these standards: (a) “immediate family” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation; and (b) “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

The Board of Directors will undertake an annual review of the independence of all non-employee voting directors. In advance of the meeting at which this review occurs, each non-employee voting director will be asked to provide the Board of Directors with full information regarding the director’s business and other relationships with the Company and with senior management to enable the Board of Directors to evaluate the director’s independence.

A-2

PROXY

XTO Energy Inc.

810 Houston Street, Fort Worth, Texas 76102

This Proxy is solicited by the Board of Directors of XTO Energy Inc.

for the Annual Meeting of Stockholders on May 17, 2005

The undersigned hereby appoints Bob R Simpson and Virginia N. Anderson and each of them as Proxies, each with the power to appoint a substitute, and hereby authorizes each of them to vote all shares of XTO Energy Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, May 17, 2005, in the Horizon Room on the Twelfth Floor of the Fort Worth Club Tower, 777 Taylor Street, Fort Worth, Texas, or at any adjournment thereof, upon the matter set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this Proxy will be voted for the matter listed herein. As to such other matters that may properly come before the Annual Meeting of Stockholders, this Proxy will be voted by the Proxies listed above according to their discretion.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your XTO Energy Inc. account online.

Access your XTO Energy Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for XTO Energy Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MATTER LISTED BELOW.

Please Mark Here ☐ for Address Change Or Comments SEE REVERSE SIDE

1. Election of Directors

CLASS I DIRECTOR (One-Year Term): 01 Herbert D. Simons

CLASS III DIRECTORS (Three-Year Term): 02 William H. Adams III, 03 Keith A. Hutton and 04 Jack P. Randall

VOTE FOR ALL NOMINEES

(except as marked-SEE INSTRUCTION) ☐	VOTE WITHHELD AS TO ALL NOMINEES ☐

INSTRUCTION: To withhold authority to vote for any individual nominee, strike through the nominee’s name above.

Please mark your vote as indicated in this example.         ☒

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SIGNATURE	SIGNATURE	DATE

Please sign EXACTLY as your name or names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign. If a corporation, sign in corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/xto		Telephone 1-866-540-5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at www.xtoenergy.com